UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No. )

Check the appropriate box:
☒ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐ Definitive Information Statement
SunPower Corporation
(Name of Registrant as Specified In Its Charter)

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PRELIMINARY INFORMATION STATEMENT
NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT
SUNPOWER CORPORATION
880 Harbour Way South, Suite 600
Richmond, California 94804
To the Stockholders of SunPower Corporation:
The board of directors of SunPower Corporation (the “Company,” “our” or “we”) is furnishing this notice and the accompanying information statement (the “Information Statement”) to the stockholders of record of the common stock of the Company, par value $0.001 per share (the “Common Stock”), in connection with a corporate action taken by a majority of the voting power of the Common Stock, for purposes of Nasdaq Stock Market Listing Rule 5635(d) (“Nasdaq Rule 5635(d)”) approving by written consent dated February 14, 2024 in lieu of a special meeting (the “Nasdaq Stockholder Approval”), the issuance of warrants to purchase shares of the Company’s Common Stock (the “Warrant Issuance”) equal to 20% or more of the Common Stock before the issuance for less than the market value of the stock.
Pursuant to Nasdaq Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than a “minimum price” (defined as the lower of the closing price immediately preceding the signing of the applicable binding agreement or the average closing price for the five trading days immediately preceding such date), if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power outstanding before the issuance.
The approval of the Warrant Issuance for purposes of Nasdaq Rule 5635(d) was taken by written consent of our majority stockholder, Sol Holding, LLC, pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), which provides that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company has obtained the approval of the Warrant Issuance by written consent in accordance with Section 228 of the DGCL and Article V of the Restated Certificate of Incorporation of the Company, adopted November 15, 2011.
The accompanying Information Statement is being furnished to our stockholders in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder, solely for the purpose of informing our stockholders of the action taken by the written consent.
The Nasdaq Stockholder Approval will become effective on or about        , 2024, or approximately 20 calendar days after we mail this Information Statement.
No action is required by you. The accompanying Information Statement is furnished to you only to inform you of the actions described above in accordance with Rule 14c-2 promulgated under the Exchange Act. This Information Statement is being furnished to you on or about March      , 2024.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. SOL HOLDING, LLC HAS VOTED TO EFFECTUATE THE NASDAQ STOCKHOLDER APPROVAL BY WRITTEN CONSENT IN LIEU OF A MEETING. SUCH WRITTEN CONSENT IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT UNDER THE NASDAQ STOCK MARKET LISTING RULES, AND NO ADDITIONAL VOTES WILL BE NEEDED TO APPROVE THIS ACTION. NO DISSENTER RIGHTS ARE AVAILABLE FOR THIS CORPORATE ACTION.
The Information Statement is also available at the SEC’s website, www.sec.gov.

Dated: March , 2024	Sincerely,

/S/ Elizabeth Eby
Name: Elizabeth Eby
Title: Chief Financial Officer
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SUNPOWER CORPORATION
880 Harbour Way South, Suite 600

Richmond, California 94804
INFORMATION STATEMENT
March      , 2024
SunPower Corporation, a Delaware corporation (the “Company,” “we,” “our,” or “us”), is sending you this information statement (this “Information Statement”) solely for purpose of informing its stockholders of record as of February     , 2024 (the “Record Date”), in the manner required by Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the action taken by written consent of Sol Holding, LLC, the stockholder holding a majority of the voting power of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to approve for purposes of Nasdaq Stock Market Listing Rule 5635(d) (“Nasdaq Rule 5635(d)”), the issuance by the Company of a first tranche warrant (the “First Tranche Warrant”) exercisable for shares of Common Stock equal to 20% or more of the outstanding Common Stock for less than the market value of such Common Stock and the potential issuance of Second Tranche Warrants if the 2L Facility (each as defined below) is drawn by the Company (the “Warrant Issuance”). Such approval was achieved by obtaining the written consent of Sol Holding, LLC.
The Common Stock is listed on the Nasdaq Stock Market LLC (“Nasdaq”), and the Company is subject to Nasdaq’s rules and regulations, including Nasdaq Rule 5635(d), which requires stockholder approval (the “Nasdaq Stockholder Approval”) prior to a 20% Issuance (as defined herein) at a price that is less than the Minimum Price (as defined herein). A “20% Issuance” is a transaction, other than a public offering, involving the sale, issuance or potential issuance by the Company of Common Stock (or securities convertible into or exercisable for Common Stock) which, alone or together with sales by officers, directors or substantial stockholders of the Company, equals 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance. The “Minimum Price” is a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement. The Nasdaq Stockholder Approval was achieved by obtaining the written consent of Sol Holding, LLC.
The Nasdaq Stockholder Approval was taken by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), which provides that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company has obtained the approval required by Nasdaq Rule 5635(d) for the Warrant Issuance with the written consent of Sol Holding, LLC. This Information Statement constitutes the notice required by Section 228 of the DGCL.
On February 7, 2024, the Special Committee of the Board of Directors of the Company (the “Special Committee”) approved the Financing Transactions (as defined and further described herein), including the Warrant Issuance to Sol Holding, LLC, and recommended that the board of directors of the Company (the “Board”) authorize, approve and enter into the Financing Transactions. On February 12, 2024, the Board approved the entry into the transaction documents related to the Financing Transactions, including the Warrant Issuance to Sol Holding, LLC, the entry into the Registration Rights Agreement (as defined herein) and the entry into the A&R Affiliation Agreement (as defined herein). On February 14, 2024, the Company received an executed written stockholder consent of Sol Holding, LLC approving (i) the Warrant Issuance, (ii) the issuance of the Warrant Shares exceeding the 19.99% Cap and (iii) the transactions contemplated by the Warrants to Purchase.
The Financing Transactions contemplates, among other things and subject to certain terms and conditions, (i) the issuance of all 41,752,640 shares of Common Stock (the “First Tranche Warrant Shares”) exceeding 19.99% of the number of shares of Common Stock outstanding as of that date (the “19.99% Cap”), (ii) the issuance of second tranche warrants (the “Second Tranche Warrants” and together with the First Tranche Warrant, the “Warrants”) exercisable for up to 33,402,112 shares of Common Stock (the “Second Tranche Warrant Shares” and, together with the First Tranche Warrant Shares, the “Warrant Shares”), (iii) the issuance of the Second Tranche Warrant Shares and (iv) the transactions contemplated by the (1) Warrant to Purchase Common Stock, dated February 14, 2024 (the “First Tranche Warrant to Purchase”), which governs the First Tranche Warrant, and (2) any other Warrant to Purchase Common Stock that governs Second Tranche Warrants (a “Second Tranche Warrant to Purchase” and, together with the First Tranche Warrant to Purchase, the “Warrants to Purchase”). Any Second Tranche Warrant to Purchase will have terms which are substantially similar to the terms of the First Tranche Warrant to Purchase. Sol Holding, LLC may not exercise the Warrants to the extent that the number of shares of Common Stock to be issued upon such exercise would exceed the 19.99% Cap, until the twentieth calendar day following the mailing of this Information Statement.
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There are no rights of appraisal or similar rights of dissenters with respect to the Nasdaq Stockholder Approval.
PLEASE BE ADVISED THAT THIS IS ONLY AN INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
Our executive offices are located at 880 Harbour Way South, Suite 600, Richmond, California 94804.
This Information Statement is first being sent or given to the holders of our outstanding shares of Common Stock, our only class of voting securities outstanding, on or about March      , 2024. Each holder of record of shares of Common Stock at the close of business on February         , 2024 is entitled to receive a copy of this Information Statement.

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS
Certain of the statements contained in this Information Statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts and the assumptions underlying such statements. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “should,” and similar expressions to identify forward-looking statements. Forward-looking statements in this Information Statement include expectations regarding our recent recapitalization, including our ability to satisfy conditions precedent to any additional funding and our ability to continue as a going concern. These forward-looking statements are based on information available to us as of the date of this Information Statement and our current expectations, forecasts, and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in Part I, Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission on , 2024 (the “2023 Form 10-K”). Please see these and our other filings with the SEC for additional information on risks and uncertainties that could cause actual results to differ. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

APPROVAL OF WARRANT ISSUANCE
Action Authorized and Approved

The action that was taken on February 14, 2024 by Sol Holding, LLC, our majority stockholder, was the Nasdaq Stockholder Approval, which approved: (i) the Warrant Issuance; (ii) the issuance of the Warrant Shares exceeding the 19.99% Cap; and (iii) the transactions contemplated by the Warrants to Purchase. Sol Holding, LLC may not exercise the Warrants to the extent that the number of Warrant Shares to be issued upon such exercise would exceed the 19.99% Cap, until the twentieth calendar day following the mailing of this Information Statement.

Reason for Stockholder Approval

Pursuant to Nasdaq Rule 5635(d), stockholder approval is required prior to a 20% Issuance at a price that is less than the Minimum Price. The number of Warrants issued results in a 20% Issuance at a price that is less than the Minimum Price. To ensure compliance with Nasdaq Rule 5635(d), Sol Holding, LLC approved the Warrant Issuance.

Approval of the Warrant Issuance

The approval of the Warrant Issuance for purposes of Nasdaq Rule 5635(d) requires the approval of Sol Holding, LLC, our majority stockholder. As of the Record Date, there were 175,477,267 shares of Common Stock outstanding. The holders of our outstanding shares of Common Stock are entitled to one vote per share registered in their names on our books at the close of business on such date.

On February 7, 2024, the Special Committee approved the Financing Transactions, including the Warrant Issuance to Sol Holding, LLC, and recommended that the Board authorize, approve and enter into the Financing Transactions. On February 12, 2024, the Board authorized and approved the entry into the transaction documents related to the Financing Transactions, including the Warrant Issuance to Sol Holding, LLC, the entry into the Registration Rights Agreement (as defined herein) and the entry into the A&R Affiliation Agreement (as defined herein). The Board also authorized and approved the Company’s officers to take any actions necessary to reserve the maximum number of authorized but unissued Warrant Shares (the “Stock Reservation”). Separately, on February 14, 2024, Sol Holding, LLC, beneficially holding an aggregate of 87,955,456 shares of our outstanding shares of Common Stock, consented in writing to the Nasdaq Stockholder Approval. Accordingly, all corporate actions necessary to authorize and approve the Warrant Issuance and the Stock Reservation in connection therewith have been taken.

This Information Statement is first being mailed on or about March , 2024 to the Company’s stockholders of record as of the Record Date.

No Appraisal Rights

Under the DGCL, stockholders are not entitled to appraisal rights or similar rights of dissenters with respect to the authorization of the Warrant Issuance.

Purpose of the Warrants and Description of the Transaction

To address the Company’s funding needs, the Special Committee and the Board determined that it was in the best interests of the Company and its stockholders to enter into that certain Second Lien Credit Agreement, dated February 14, 2024 (the “Second Lien Credit Agreement”), among the Company, certain subsidiary guarantors party thereto, Sol Holding, LLC, GLAS USA LLC, as administrative agent and GLAS Americas LLC, as collateral agent.

To induce Sol Holding, LLC to enter into the Second Lien Credit Agreement, the Board determined that it was in the best interests of the Company and its stockholders to agree to issue to Sol Holding, LLC Warrants to purchase up to approximately 75.2 million shares of Common Stock consisting of two tranches: (i) the First Tranche Warrant, which was issued pursuant to the First Tranche Warrant to Purchase and in connection with the borrowing of the Tranche 1 Second Lien Loans (as defined herein), is exercisable for 41,752,640 shares of Common Stock and (ii) the Second Tranche Warrants, which may be issued pursuant to a Second Tranche Warrant to Purchase and upon the borrowing of the Tranche 2 Second Lien Loans (as defined herein), with each borrowing being in a principal amount of $10,000,000 or a whole multiple of $10,000,000 in excess thereof, and with each Second Tranche Warrant being exercisable for 6,680,423 shares of Common Stock for each $10,000,000 principal amount borrowing of the Tranche 2 Second Lien Loans, not to exceed 33,402,112 Second Tranche Warrant Shares underlying the Second Tranche Warrant.

The Second Lien Credit Agreement provides for an approximately $175.5 million term loan facility comprised of: (i) an approximately $125.5 million tranche of second lien term loans (“Tranche 1 Second Lien Loans”), approximately $45.5 million of which was previously funded to the Company and $80 million of which is new financing that was borrowed on the closing date of the Second Lien Credit Agreement; and (ii) a second tranche of $50 million of second lien term loans (“Tranche 2 Second Lien Loans” and, together with the Tranche 1 Second Lien Loans and the Warrants, the “Financing Transactions”) which are available to be borrowed upon the satisfaction of certain conditions in the Second Lien Credit Agreement, including the delivery of a business plan with respect to the use of proceeds.

The Company expects to use the proceeds of the Tranche 1 Second Lien Loans to pay fees, expenses and transaction costs, to make capital contributions to certain joint ventures and for general corporate and working capital purposes. The Company expects to use the proceeds of the Tranche 2 Second Lien Loans for general corporate and working capital purposes, subject to the limitations and requirements in the Second Lien Credit Agreement.

Description of the Warrants

In connection with the Second Lien Credit Agreement, the Company agreed to issue the Warrants (including up to 75,154,752 Warrant Shares) to Sol Holding, LLC. The Warrants are exercisable in whole or in part for Warrant Shares at an exercise price of $0.01 per share and expire on the tenth anniversary of issuance. Sol Holding, LLC may pay the exercise price in cash or elect to exercise the Warrants on a “cashless” basis. Capitalized terms used but not defined in this section shall have the meanings given to such terms in the Warrants to Purchase, which is attached to the 2023 Form 10-K as exhibit and is incorporated by reference herein.

If, after the date of each issuance of Warrants, the Company issues shares of Common Stock, other than in an Excluded Issuance, at a price that is less than 92.5% of the 10-day VWAP of the Common Stock as of the date of the first public announcement of such issuance, or, if there is no such public announcement, the date of a binding agreement regarding such issuance, then the number of Warrant Shares that Sol Holding, LLC will be entitled to purchase on exercise of the Warrants will be adjusted upward pursuant to an anti-dilution formula set forth in the Warrants.

In the event of a Successor Entity Transaction, the Successor Entity of the Company shall, among other conditions, assume in writing all of the obligations under the Warrants, including the agreement to deliver to Sol Holding, LLC a security of the Successor Entity substantially similar in form and substance to the Warrants, which, among other things, is exercisable for the appropriate number of shares of capital stock of the Successor Entity.

Upon the occurrence of an Organic Change, the Company is required to make appropriate provision to ensure that Sol Holding, LLC will be entitled to receive, upon exercise of the Warrants after the Organic Change, the kind and amount of stock, securities and/or assets of the Company or the Successor Entity, as the case may be, that the Sol Holding, LLC would have been entitled to receive if the shares underlying the Warrants were outstanding immediately prior to the Organic Change.

In connection with an Event of Default, the Company may be required, at the election of Sol Holding, LLC, to either (a) purchase the Warrants for a cash amount equal to the Black-Scholes Value of the unexercised portion of the Warrants or (b) permit the exercise of the Warrants pursuant to a Cashless Default Exercise for a number of shares of Common Stock with a value equal to the Black-Scholes Value of the unexercised portion of the Warrants.

In connection with the Second Lien Credit Agreement and the Warrants to Purchase, the Company also entered into a registration rights agreement, dated February 14, 2024 (the “Registration Rights Agreement”), with Sol Holding, LLC. Pursuant to the terms of the Registration Rights Agreement, the Company agreed to prepare and file with the SEC a registration statement on Form S-1 or such other form as required (a “Registration Statement”) to register the Warrant Shares for resale on or prior to the date that is five business days following the date on which the Company files the 2023 Form 10-K.

Such Warrants were offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) as transactions not involving a public offering. No such securities may be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements. No statement in this Information Statement is an offer to purchase or sell or a solicitation of an offer to sell or buy the Company’s securities, and no offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

The above descriptions of the terms and conditions of the Second Lien Credit Agreement, the Warrants to Purchase and the Registration Rights Agreement do not purport to be complete, and are qualified in their entirety by reference to the full text of such agreements and instruments, which are attached to the 2023 Form 10-K as exhibits , and , respectively, and are incorporated by reference herein.

Description of the Common Stock

Subject to the preferences applicable to any preferred stock outstanding at any time, holders of Common Stock vote together as a single class on all matters submitted to a vote of the stockholders. Each holder of Common Stock is entitled to cast one vote per share held by such holder on all matters submitted to a vote of the stockholders. Generally, all matters submitted to a vote of the stockholders must be approved by a majority of the votes cast on the matter by the holders of Common Stock present in person or represented by proxy, voting together as a single class at a meeting at which a quorum is present, subject to any voting rights granted to holders of any outstanding shares of preferred stock.

Shares of Common Stock are not convertible into other securities of the Company. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts that the Board may determine from time to time.

The Common Stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions. Upon our liquidation, dissolution or winding-up, the holders of the Common Stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Background of the Transaction

The Board and the Company’s management regularly evaluate the Company’s liquidity and capital resources. The Company’s financial condition began to deteriorate during 2023 and the Company engaged in a series of cost reduction transactions to preserve liquidity. To address these issues, in November 2023, the Company engaged Kirkland & Ellis LLP (“Kirkland & Ellis”) and other advisors to advise on various strategic alternatives and financing transactions. Ultimately, the Company entered into a financing transaction with Sol Holding, LLC to provide it with immediate liquidity. That transaction was negotiated and approved by a Special Committee of the Board (the “Special Committee”). The warrants that are the subject of this Information Statement were issued as part of that financing transaction. Details regarding the financing transaction are described below.
Commencing in the second quarter, the Company’s operations and financial condition experienced significant weakness as a result of macroeconomic conditions, including higher interest rates. These conditions continued throughout the third and fourth quarters of 2023. On October 24, 2023, the Company announced that the Company’s (i) audited financial statements included in the Company’s Annual Report on Form 10-K for the period ended January 1, 2023, filed with the SEC on March 10, 2023, (ii) unaudited financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2023, filed with the SEC on May 3, 2023, and (iii) unaudited financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 2, 2023, filed with the SEC on August 2, 2023 (collectively, the “Affected Periods”), as well as the relevant portions of any communication which describe or are based on such financial statements, should no longer be relied upon and that it would restate the financial statements for the Affected Periods. As disclosed in its Current Report on Form 8-K filed on October 24, 2023, the Company had preliminarily determined that the value of consignment inventory of microinverter components at certain third-party locations had been overstated in the Affected Periods in the range of approximately $16 million to $20 million, resulting in the associated cost of revenue being understated.
In addition, on October 24, 2023, the Company announced that it was negotiating the terms and conditions of a consent and waiver under its Credit Agreement, dated September 12, 2022 (as amended, the “Credit Agreement”), among the Company, the lenders party thereto from time to time and Bank of America, N.A., the administrative agent and collateral agent for the lenders (“BofA”), which waiver and consent were necessitated by the restatements of the Affected Periods.
In November 2023, the Company continued to experience significant declines in its financial condition and liquidity position. In particular, the Company’s ability to access liquidity under the Credit Agreement was limited as a result of the Company being in default under the terms of that agreement. In connection with its negotiations with BofA for an amendment to the Credit Agreement that would waive prior and existing defaults, provide future covenant relief and allow the Company to access additional liquidity under the facility, the Company began the process of seeking additional sources of capital to fund its operations and provide additional liquidity. Concurrent with this process, the Company was negotiating the terms of a project financing for its residential solar and storage lease programs (the “Project Financing”).
On November 13, 2023, the Company filed a Form 12b-25 with respect to its Quarterly Report on Form 10-Q for the quarter ended October 1, 2023 (the “Q3 Form 10-Q”). On November 22, 2023, the Company received a notice from

Nasdaq indicating that, as a result of not having timely filed the Q3 Form 10-Q with the SEC, the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1).
The Board held additional meetings from November 16, 2023 through December 8, 2023, at which meetings the Board received periodic updates from the Company’s management and its advisors as to the Company’s operations and worsening financial condition. The Board discussed several different strategic alternatives related to potential additional sources of liquidity and cost reduction measures. The Company’s management proposed during this period that Sol Holding, LLC provide additional financing in the form of common equity. During this period, the Board also discussed with the Company’s management and its financial and legal advisors the need to engage in contingency planning for a potential filing under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). During this time, representatives from Sol Holding, LLC informed the Board that it would not be willing to provide long-term financing to the Company, without the development of a business plan that would place the Company in a financially viable position, and without certainty with respect to the Company’s entry into the Project Financing. To provide the Company with sufficient time to develop the business plan and negotiate the Project Financing, Sol Holding, LLC proposed that it would provide short-term bridge financing to the Company on a pari passu basis with the Company’s existing lenders under the Credit Agreement (the “Bank Lenders”). In mid-November 2023, the Board directed Kirkland & Ellis to engage with BofA and its counsel to negotiate the terms of such bridge financing and waivers and extensions of defaults under the Company’s financing arrangements.

On December 8, 2023, members from the Company’s management team met with Kirkland & Ellis to begin contingency planning for a potential filing under Chapter 11 of the Bankruptcy Code. This contingency planning included setting milestones for initial drafts for first day filing documents and analysis of the amount of debtor-in-possession financing the Company would need to finance a reorganization or orderly liquidation through a Chapter 11 process.
The Company’s management and advisors continued negotiations with BofA and its advisors as well as with White & Case LLP (“White & Case”), acting as counsel to Sol Holding, LLC, and Sol Holding, LLC with respect to an amendment and waiver to the Credit Agreement that provided temporary waivers of certain events of default until January 19, 2024 and access to $50 million of liquidity under the Credit Agreement, of which $25 million would be loans pursuant to new commitments provided by Sol Holding, LLC (the “Temporary Waiver”). The Temporary Waiver was entered into and the Company borrowed $50 million under the Credit Agreement on December 8, 2023. Further, on December 18, 2023, the Company disclosed that, due to the delay in delivery of the Q3 Form 10-Q, there was an event of default under that certain Loan and Security Agreement, dated June 30, 2022, with the lenders party thereto from time to time, SPWR RIC Borrower 2022-1, LLC (the “Subsidiary”), Atlas Securitized Products Holdings, L.P., as administrative agent and Computershare Trust Company, National Association, as paying agent (as amended, the “Atlas Credit Agreement”), which could be read to result in the immediate acceleration of debt under the Atlas Credit Agreement. If accelerated, the total accelerated amount would have been equal to the principal, accrued interest, interest at the default rate (as applicable) and all other obligations payable under the Atlas Credit Agreement, which would be equal to approximately $65.3 million. On December 22, 2023, the Subsidiary entered into the Fourth Amendment and Temporary Waiver to the Loan and Security Agreement which, among other things, waived certain enumerated events of default under the Atlas Credit Agreement and provided for a temporary waiver of the default due to the delay in delivery of the Q3 Form 10-Q until January 19, 2024 (the “Atlas Temporary Waiver”).
In addition to issues under the Credit Agreement and Atlas Credit Agreement, the decreased liquidity, restatement of the Company’s financials for the Affected Periods and/or the delay in delivery of the Q3 Form 10-Q and related events resulted in existing or threatened defaults or other consequences (such as acceleration of maturity date, requirement to enter into backup servicing) under certain of the Company’s subsidiary financing arrangements (the “Other Potential Subsidiary Financing Defaults”). Throughout the negotiations for the Credit Agreement and the related Temporary Waiver and the related Atlas Temporary Waiver, the Company concurrently negotiated waivers and amendments to such subsidiary financing arrangements in connection with the Other Potential Subsidiary Financing Defaults (the “Subsidiary Financing Waivers”).
Throughout December 2023, the Company’s management and its advisors continued exploring potential capital raising alternatives and preparing a go-forward business plan at the request of Sol Holding, LLC and the Bank Lenders. In addition, the Company continued to negotiate the terms of the Project Financing. During this period, at the direction of the Board, the Company’s management commenced discussions with additional advisors to assist with a third-party capital raise.
In early January 2024, representatives of Sol Holding, LLC communicated to the Board that it intended to make a proposal for second lien term loan financing to the Company and encouraged the Company to also run a thorough process to solicit third-party capital.

On January 5, 2024, the Company engaged a global investment bank (the “Placement Agent”) to assist in soliciting interest in third-party financing transactions. On January 6, 2024, the Company engaged Houlihan Capital, LLC (“Houlihan”) to provide a fairness opinion to the Special Committee and the Board with respect to any transaction between the Company and Sol Holding, LLC. On January 8, 2024, the Company engaged Richards, Layton & Finger, P.A. to provide advice on Delaware law matters. The Placement Agent, Houlihan and Richards, Layton & Finger, P.A. supported the work of and provided advice to the Special Committee once it was established.
On January 12, 2024, the Board formed and formally delegated full authority to the Special Committee, consisting solely of independent and disinterested directors who are not affiliated with Sol Holding, LLC or its affiliates, to among other things, review, investigate, consider, evaluate and negotiate and determine the terms of any financing proposal received by the Company, including from Sol Holding, LLC, and to approve and recommend to the Board whether it should proceed with any such financing. The Board further agreed that it would not proceed with any financing with Sol Holding, LLC that was not approved by the Special Committee.
On January 8, 2024, the Company and the Placement Agent, on the Company’s behalf, reached out to 46 potential third-party investors, of which 22 agreed to temporary confidentiality restrictions that would expire on January 31, 2024 and 13 entered into non-disclosure agreements with the Company to receive more information regarding the Company’s business, operations and financial condition.
On January 18, 2024, the (i) Company entered into an extension agreement to the Credit Agreement providing for the extension of the Temporary Waiver under the Credit Agreement until January 31, 2024 and (ii) Subsidiary entered into an extension agreement to the Atlas Credit Agreement providing for the extension of the Atlas Temporary Waiver under the Atlas Credit Agreement until January 31, 2024.
On January 19, 2024, Sol Holding, LLC provided initial term sheets for (i) a second lien term loan in the amount of $125 million, which included a “roll-over” of the $25 million in loans Sol Holding, LLC had previously provided pursuant to the Credit Agreement (which was subsequently increased to $45 million pursuant to the Additional Bridge Financing described below) (the “Tranche 1 Facility”), (ii) a $50 million second-lien term loan facility available to be drawn on a delayed draw basis subject to satisfaction of certain conditions precedent (the “Tranche 2 Facility” and together with the Tranche 1 Facility, the “2L Facility”) and (iii) warrants exercisable for 30% of the issued and outstanding common stock with an exercise price of $0.01 per share and a 10 year term (the “Proposed Warrants” and together with the 2L Facility both as amended and revised from time to time, the “Sol Holding Proposed Financing”). The Sol Holding Proposed Financing was subject to a number of conditions, including (a) the Company obtaining waivers relating to defaults and potential defaults in certain of its project financing facilities, (b) the contemporaneous closing of the Project Financing, and (c) the Company entering into a further amendment to the Credit Agreement. In addition, on January 19, 2024, Sol Holding, LLC provided a term sheet setting forth the terms of an amendment and restatement of the Company’s Affiliation Agreement, dated as of April 28, 2011 and as amended, between the Company and TotalEnergies Solar INTL SAS, formerly known as Total Gas & Power USA, SAS, and certain of its affiliates (the “A&R Affiliation Agreement”), which term sheet provided for, inter alia, the appointment of an executive chairman of the Company and additional board designation rights for Sol Holding, LLC. Sol Holding, LLC noted it would require the entry into the A&R Affiliation Agreement as a condition to providing the Sol Holding Proposed Financing.
In addition, on January 19, 2024, the Company received a proposal from a third-party investor (“Investor A”) for a $75 million convertible note with an additional funding amount of $25 million, subject to certain conditions precedent, including Sol Holding, LLC providing concurrent financing, the closing of the Project Financing, and the entry into a $200 million equity line of credit with Investor A (the “Convertible Note Financing”).
The Special Committee, at meetings on January 19th and 20th, discussed the initial proposal from Sol Holding, LLC with its financial and legal advisors. The Special Committee determined that given the Company’s solicitation for third-party financing had commenced on January 8, 2024 and that the Company’s temporary waivers under its financing facilities expired on January 31, 2024, it would be preferable to have additional time to allow the third-party financing process to continue and gauge investor interest (an “Alternative Financing”). The Special Committee authorized Kirkland & Ellis to revert to White & Case with a proposal that Sol Holding, LLC provide an additional $25 million in second-lien bridge financing with a maturity date of February 9, 2024 to provide the Company with required liquidity so that it could further explore potential third-party financing sources. The Special Committee also authorized Kirkland & Ellis to communicate the terms upon which the Special Committee would approve the Sol Holding Proposed Financing if the Company was not able to secure third-party financing, which terms included improved terms with respect to the (i) 2L Facility including (x) a 2.5% commitment fee on the $125 million Tranche 1 Facility, (y) an interest rate of 11% per annum for cash and payment-in-kind (“PIK”) and (z) call protections of “No Call” (“NC”) for 2 years and optional repayment premiums of 4.00%; 2.00%; and par in each year thereafter, and (ii) Proposed Warrants equal to 5% of the issued and outstanding Common Stock, that would be issued pro rata based on the amount of loans funded, with a 5-year term. In addition, the Company proposed that Sol

Holding, LLC would have the option to participate in an Alternative Financing, if any was received, up to 50%. The Special Committee was provided an overview of the third-party financing, including an overview of term sheets received from Investor A. Such term sheets from Investor A did not provide a full solution for the Company’s liquidity needs, but it was agreed that the Placement Agent would continue discussions with such investor in an effort to negotiate to improve the terms.
On January 21, 2024, White & Case provided an updated proposal to Kirkland & Ellis for the proposed 2L Facility. Sol Holding, LLC stated that it would agree to acceptable call protections that the Special Committee believes are market for similar financing, intended to attract third-party investors and allow the Company the ability to refinance the proposed 2L Facility if it could find financing on better terms in the future. Sol Holding, LLC also proposed that the same aggregate amount of warrants be issued in connection with the 2L Facility as provided in its initial proposal, but provided that the Proposed Warrants would be issued pro rata with respect to the Tranche 1 Facility and the Tranche 2 Facility (if such loans were extended) rather than the entire 30% warrant coverage being issued at initial funding of the Tranche 1 Facility. No changes were proposed to the interest rate offer in Sol Holding, LLC’s initial proposal.
On January 21, 2024, the Special Committee met with its advisors to discuss the revised proposal from Sol Holding, LLC. The Special Committee directed Kirkland & Ellis to revert to White & Case with a counter-proposal with revised terms for the 2L Facility of 12.5% per annum for cash and 13.5% per annum for PIK with respect to the interest rate and call protections consisting of no call protection (i.e. a full ability to refinance) for the first 90 days after funding and thereafter NC for 2 years and optional repayment premiums of 3.00% and 2.00% and par in each year thereafter, as well as a proposal that the Company would issue Proposed Warrants for up to 10% of its issued and outstanding Common Stock (issued pro rata with the funding of the Tranche 1 Facility and the Tranche 2 Facility) and that the Company would issue the Proposed Warrants for up to an additional 5% of the issued and outstanding Common Stock if the 2L Facility had not been repaid within 90 days of the funding of the Tranche 1 Facility. Kirkland & Ellis delivered this counter-proposal to White & Case on January 21, 2024.
Also on January 21, 2024, the Company received updated terms sheets from Investor A that provided for an upsized commitment of $150 million with an initial funding amount of $75 million, subject to certain conditions precedent, including Sol Holding, LLC providing concurrent financing and the closing of the Project Financing.
On January 22, 2024, White & Case provided Kirkland & Ellis with a revised proposal with respect to the 2L Facility, which (i) accepted the Special Committee’s proposal with respect to the call protection, provided that, if the Company obtained subsequent third-party financing with superior call protection terms, the proposed 2L Facility shall be amended to include those superior call protection terms and (ii) proposed a revised interest rate of 13% per annum for cash and 15% per annum for PIK. The Proposed Warrants from Sol Holding, LLC’s January 21st proposal were not changed. At a meeting of the Special Committee on January 22, 2024, in light of the impending January 31st deadline as a result of the temporary waivers under the Credit Agreement and the Atlas Credit Agreement expiring on such date, the Special Committee authorized Kirkland & Ellis to negotiate definitive documentation of the 2L Facility, including the revised proposals with respect to call protection and interest rate proposed by Sol Holding, LLC, and the Proposed Warrants, while it continued to negotiate the final terms of the Sol Holding Proposed Financing. The Special Committee also requested the Placement Agent continue to negotiate with Investor A regarding their proposal.
On January 23, 2024, the Special Committee met to discuss the ongoing negotiations with Investor A. The Special Committee further directed the Placement Agent to request updated term sheets from Investor A with a revised condition that the Project Financing close shortly after the proposed financing from Investor A rather than concurrently with such financing and authorized Kirkland & Ellis to discuss the terms of Investor A’s proposal with White & Case and to continue negotiations on documentation with Investor A and its counsel.
During the pendency of the negotiations with Sol Holding, LLC and Investor A, the Company continued to progress negotiations with respect to the Project Financing. On January 23, 2024, the Special Committee was informed that the counterparties to the Project Financing provided updated commercial terms to the Company, including a modification to the funding schedule that would result in the proposed funding being provided as projects were installed instead of at the closing of the facility and increased fees. The change had a significant negative impact on the Company’s projected liquidity position. In response to this change in terms, the Company and its advisors provided an updated liquidity forecast to the Board that indicated that, absent securing additional capital by the beginning of February 2024, the Company’s liquidity would be extremely stressed and the Company would be out of compliance with certain covenants and drawing conditions in its various financing arrangements.
On January 24, 2024, Investor A sent revised term sheets for the Convertible Note Financing, which revised the condition that the Project Financing close concurrently with the Convertible Note Financing to the condition that the Project Financing close immediately following the Convertible Note Financing. Further, on this date, drafts of documentation for the Convertible Note Financing by Investor A were received by Kirkland & Ellis from Investor A’s counsel. Also, on January 24, 2024, representatives of Sol Holding, LLC, certain members of the Special Committee, members of the Company’s management, Kirkland & Ellis, White & Case and other of the Company’s advisors attended a conference call where the Company’s liquidity position and the terms of the Convertible Note Financing were discussed.
Additionally, on January 24, 2024, the Special Committee met to discuss the terms of the proposed A&R Affiliation Agreement that had been received from White & Case.
On January 25, 2024, the Company received a proposal from an additional third-party investor (“Investor B”) for a convertible preferred financing. On this date, the Special Committee reviewed the terms of the proposal with its advisors and determined that it would not be actionable as, among other things, the proposed amount of the convertible preferred financing by Investor B was insufficient to meet the Company’s liquidity needs and Investor B stated it would not be able to close the financing on a time frame that would address the Company’s current liquidity needs.
The Special Committee met daily between January 24, 2024 and January 28, 2024 to discuss the terms of the Sol Holding Proposed Financing and the Convertible Note Financing. In addition, during this time period, members of the Special Committee communicated daily with representatives of Sol Holding, LLC with respect to their proposed investment and the conditions to that investment. Further, over this time period, Kirkland & Ellis and White & Case continued to negotiate the documentation with respect to the Sol Holding Proposed Financing. In addition, at the Special Committee’s direction, Kirkland & Ellis continued to negotiate the terms of the Convertible Note Financing with counsel for Investor A.
On January 26, 2024, Kirkland & Ellis provided White & Case with a revised proposal that would provide Sol Holding, LLC with warrants that could be exercised for 25% of the issued and outstanding common stock in connection with the proposed 2L Facility (which warrants would be issued pro rata and conditioned on actual funding of the loans under the proposed 2L Facility).
On January 28, 2024, Investor A communicated an updated proposal that once again made the funding of its investment contingent upon the entry into and funding of the Project Financing concurrently with the Convertible Note Financing. In addition, White & Case communicated an updated proposal from Sol Holding, LLC with respect to the Proposed Warrants that provided for warrants with respect to the $125 million Tranche 1 Facility equal to 41,752,640 shares of common stock and, if the Tranche 2 Facility was drawn, additional warrants exercisable for 33,402,112 shares of common stock. At a meeting of the Special Committee on January 28, 2024, the Special Committee discussed the status of Investor A’s proposal and the updated proposal on warrant coverage from Sol Holding, LLC. The Special Committee determined that the new conditionality proposed by Investor A, especially in light of the proposed changes to the terms of the Project Financing, was a material change that would not provide any certainty of funding on the required timetable which was critical given the Company’s rapidly deteriorating liquidity position. The Special Committee determined that the change rendered the proposal not actionable and authorized its advisors to inform Investor A that its most recent terms were unacceptable. The Special Committee authorized Kirkland & Ellis to confirm to White & Case that the updated proposal on the Proposed Warrants would be acceptable.
On January 29, 2024, given the delays with respect to entry into the Project Financing, Sol Holding, LLC confirmed that it would require confirmation that certain key approvals for the Project Financing were obtained before entering into the Sol Holding Proposed Financing (but, importantly, Sol Holding, LLC did not require that the Sol Holding Proposed Financing was contingent on closing and funding of the Project Financing). To provide for additional time to obtain such approvals and further explore third-party financing alternatives, on January 30, 2024, the Company, Sol Holding, LLC, and BofA negotiated the terms of an amendment to the Credit Agreement to provide for additional revolving commitments in the amount of $20 million to be provided by Sol Holding, LLC on the same terms as extended on December 8, 2023 (the “Additional Bridge Financing”), and an extension of the Temporary Waiver under the Credit Agreement until February 16, 2024. The Company, Sol Holding, LLC, and BofA entered into this amendment on January 31, 2024. Further, on January 31, 2024, the Subsidiary entered into an extension of the Atlas Temporary Waiver under the Atlas Credit Agreement until February 16, 2024.
Throughout January 2024 and through February 14, 2024, the Company continued to negotiate the terms of the Project Financing. In addition, during this time period, the Company and its advisors continued to engage in contingency planning in the event that the Company was unable to secure sufficient financing and would be required to file voluntary petitions under Chapter 11 of the Bankruptcy Code.
On February 7, 2024, the Special Committee met with its advisors to discuss the proposed terms of the Sol Holding Proposed Financing. Kirkland & Ellis provided the Special Committee with an overview of the documentation and terms of the Sol Holding Proposed Financing. Houlihan delivered its oral opinion to the Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the Sol Holding Proposed Financing to the Company’s stockholders, other than Sol Holding, LLC, which opinion was subsequently confirmed in writing by delivery of Houlihan’s written opinion addressed to the Board and the Special Committee. The Special Committee unanimously determined that the Sol Holding Proposed Financing was fair to, and advisable and in the best interests of, the Company and all of its stockholders and approved the terms of the Sol Holding Proposed Financing and recommended that the Board authorize, approve and enter into the Sol Holding Proposed Financing. For more information, see “Fairness Opinion.”
On February 9, 2024, the Board held a meeting where the members of the Special Committee reported on its approval and recommendation of the Sol Holding Proposed Financing. On February 12, 2024, the Board, acting by unanimous written consent, approved the entry into the Sol Holding Proposed Financing, the entry into the Registration Rights Agreement (as defined herein) and the entry into the A&R Affiliation Agreement (as defined herein). On February 14, 2024, the Company entered into definitive documentation for the 2L Facility, the Proposed Warrants and the A&R Affiliation Agreement. Additionally, concurrently with this definitive documentation regarding the Sol Holding Proposed Financing, on February 14, 2024, the Company and the Subsidiary entered into amendments to the Credit Agreement and Atlas Credit Agreement, respectively, which provided for, among other things, permanent waivers of the aforementioned events of defaults under these agreements and the requisite subsidiaries of the Company entered into the Subsidiary Financing Waivers, which provided for, among other things, permanent waivers of the aforementioned defaults under the requisite subsidiary financing arrangements.

FAIRNESS OPINION
The Company engaged Houlihan for the purpose of rendering a written opinion (the “Opinion”) to the Board and the Special Committee, as to whether, as of the date of the Opinion, the Financing Transactions were fair to the stockholders of the Company (other than the existing stockholders providing the financing in the Financing Transactions) from a financial point of view.

Opinion of Houlihan

On January 6, 2024, the Company retained Houlihan to render a written opinion, whether or not favorable, as to whether, as of the date of such Opinion, the Financing Transactions were fair to the stockholders of the Company (other than the existing stockholders providing the financing in the Financing Transactions) from a financial point of view.

Pursuant to the terms of the Houlihan engagement letter with the Company, dated January 6, 2024 (the “Houlihan Engagement Letter”), for services rendered by Houlihan, the Company agreed to pay Houlihan aggregate fees of $200,000. We also agreed to reimburse Houlihan for all reasonable out-of-pocket expenses incurred by Houlihan in connection with the matters contemplated by the Houlihan Engagement Letter. In addition, we agreed to indemnify and hold harmless Houlihan, its officers, directors, principals, employees, affiliates, and members, and their successors and assigns, for losses from (i) any breach of a representation or warranty by the Company contained in the Houlihan Engagement Letter or (ii) any activities or services performed thereunder by Houlihan; except for losses that were the result of the intentional misconduct, bad faith or gross negligence of the indemnified persons or their material breach of the obligations under the Houlihan Engagement Letter.

On February 8, 2024, Houlihan delivered the Opinion to the Special Committee, that, as of the date of such Opinion, the Financing Transactions were fair to the stockholders of the Company (other than the existing stockholders providing the financing in the Financing Transactions) from a financial point of view. The full analysis prepared by Houlihan in support of the Opinion will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested equity security holder of the Company or representative who has been so designated in writing. Alternatively, a copy of the analysis will be transmitted by the Company to any interested equity security holder of the Company or representative who has been so designated in writing upon written request and at the expense of the requesting security holder. The Opinion was for the use of the Special Committee in its evaluation of the Financing Transactions. The Opinion addresses whether the Financing Transactions were fair to the stockholders of the Company (other than the existing stockholders providing the financing in the Financing Transactions) from a financial point of view. The Opinion does not address, in any manner, the: underlying business decision of the Company; the Company’s security holders or any other party to proceed with or effect the proposed Financing Transactions; fairness of any portion or aspect of the Financing Transactions not expressly addressed in the Opinion; terms of the Financing Transactions (except as expressly set forth in the Opinion), including without limitation the closing conditions and other provisions thereof; fairness of any portion or aspect of the Financing Transactions to the holders of any securities, creditors, or other constituencies of the Company, or any other party other than those set for in the Opinion; relative merits of the Financing Transactions as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, or tax, accounting or legal consequences of the Financing Transactions to either the Company, its security holders, or any other party. Holders of shares of Common Stock are urged to, and should, read the Opinion in its entirety.
In preparing its Opinion, Houlihan Capital, among other things:
•Held discussions with certain members of Company senior management (“Management”) regarding the Financing Transactions, the historical performance and pro forma financial projections of the Company (giving effect to the Financing Transactions), and the future outlook for the Company;
•Reviewed the summary of terms for the Financing Transactions, dated January [31], 2024;
•Reviewed the Amended and Restated Affiliation Agreement, dated January [ ], 2024;
•Reviewed the Second Lien Collateral Agreement, dated [ ], 2024;
•Reviewed the Second Lien Credit Agreement, dated February [9], 2024;
•Reviewed the Novation Agreement, dated January 27, 2024;
•Reviewed the Registration Rights Agreement, dated February [ ], 2024;
•Reviewed the Form of Warrant, dated February 1, 2024;
•Reviewed the business plan, dated December 2023;
•Obtained, reviewed and/or analyzed certain information relating to the historical, current and future operations of the Company on a pro forma basis including, but not limited to the following:
oHistorical financial statements for the fiscal years ended December 31, 2019, through 2022;

oExpected financial statements for the fiscal year ended December 31, 2023;
oManagement’s financial projections for the years ending December 31, 2024 through 2025 and the material assumptions associated therewith;
•Houlihan was aware of the ongoing nature of the negotiations involving the terms of the Financing Transactions. As part of its diligence process in rendering the Opinion, Houlihan observed a market process wherein the Company engaged in multiple rounds of negotiation while simultaneously soliciting offers from unaffiliated investors;
•Reviewed publicly available information on the industry in which the Company operates; and
•Reviewed certain other relevant, publicly available information, including economic, industry, and Company specific information.
Among the activities conducted in the course of its engagement, Houlihan received and reviewed information provided by the Company. It relied upon and assumed, without independent verification, the accuracy, completeness, and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan and assumed such accuracy and completeness for purposes of rendering its Opinion. In addition, Houlihan did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor, except as stated herein, was Houlihan furnished with any such evaluation or appraisal. Nothing came to Houlihan’s attention in the course of this engagement which would lead it to believe that (i) any information provided to Houlihan or assumptions made by Houlihan were insufficient or inaccurate in any material respect or (ii) it was unreasonable for Houlihan to use and rely upon such information or make such assumptions.

Houlihan further relied upon the assurances and representations from Management that they were unaware of any facts that would make the information provided to Houlihan to be incomplete or misleading in any material respect for the purposes of the Opinion. Management represented that: (i) it directed Houlihan to consider certain forecasted financial information (the “Forecast”) in preparation of the Opinion; (ii) the Forecast represented Management’s good faith assessment of the Company’s forecasted future performance pro forma for the closing of the Financing Transactions; (iii) Houlihan had no role whatsoever in the preparation of the Forecast; (v) the Company did not ask Houlihan to provide an outside “reasonableness review” of these assumptions; (vi) the Company did not engage Houlihan to audit or otherwise validate any of the underlying inputs or assumptions; (vii) barring a significant cash injection, the Company would be unable to continue to make payroll and other key operational financial obligations in the near term; and (viii) none of the potential alternative financing arrangements explored by the Company’s financial advisor were actionable in a period of time so as to provide a viable alternative source of financing to the Financing Transactions.

Several analytical methodologies were employed in support of the Opinion, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by Houlihan and in the context of the circumstances of the Financing Transactions. Accordingly, Houlihan believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan as support for, the conclusion set forth in the Opinion.

In Houlihan’s analysis and in connection with the preparation of the Opinion, Houlihan made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Financing Transactions. The Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated at the date of the Opinion. Houlihan is under no obligation to update, revise, reaffirm or withdraw its Opinion, or otherwise comment on or consider events occurring after the date of its Opinion. The Opinion is conditioned upon the terms of the final Financing Transactions being consistent in all material respects with the terms of the most recent drafts of the Financing Transactions documents.

The conclusions Houlihan reached were based on all the analyses and factors taken as a whole and on the application of its own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. Houlihan therefore gives no opinion as to the value or merit standing alone of any one or more parts of the material included in its Opinion.

Houlihan’s only opinion is the formal written opinion Houlihan has expressed as to whether the Financing Transactions are fair to the stockholders of the Company (other than the existing stockholders providing the financing in the Financing Transactions) from a financial point of view. The Opinion does not constitute a recommendation to proceed with the Financing Transactions. Houlihan was not requested to opine as to, and the

Opinion does not address, the (i) underlying business decision of Company, its security holders, or any other party to proceed with or effect the proposed Financing Transactions, (ii) financial fairness of any aspect of the proposed Financing Transactions not expressly addressed in the Opinion, (iii) terms of the Financing Transactions (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Financing Transactions to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Financing Transactions as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Financing Transactions to either the Company, its security holders, or any other party.

No opinion, counsel, or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the proposed Financing Transactions not expressly addressed in the Opinion or how any stockholder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Financing Transactions, applicable law and the Company’s organizational instruments.

Houlihan was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (contingent or otherwise) of the Company, nor was Houlihan provided with any such appraisal or evaluation.

Houlihan was not requested to, and did not: (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Financing Transactions or any alternatives to the proposed Financing Transactions, (ii) negotiate the terms of the proposed Financing Transactions, or (iii) advise the Special Committee with respect to alternatives to the proposed Financing Transactions.

Houlihan, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan, nor any of its principals, has any ownership or other beneficial interests in the Company and has provided no previous investment banking or consulting services to the Company.

The Opinion was one of the many factors considered by the Special Committee in its evaluation of the Financing Transactions and should not be viewed as determinative of the view of the Special Committee with respect to the Financing Transactions.

In assessing the fairness of the Financing Transactions, Houlihan relied heavily on the short-term outlook and current financial situation of the Company. Based on its assessment, Houlihan determined that in the absence of prompt and significant financing, it was a near certainty that the equity value of the Company would be de minimus. Therefore, based on the situational analysis outlined below, Houlihan determined that the Financing Transactions were fair to the stockholders of the Company (other than the existing stockholders providing the financing in the Financing Transactions) from a financial point of view.

The following is a summary of the situational analysis Houlihan included in the material presented to the Special Committee in connection with the Opinion. The preparation of a fairness opinion involves complex considerations and various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Each of the analyses conducted by Houlihan was carried out in order to provide a different perspective on the Financing Transactions and to add to the total mix of information available. Houlihan did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the Financing Transactions. Rather, in reaching its conclusion, Houlihan relied upon the results of the analyses taken as a whole and also on application of Houlihan’s own experience and judgment. Accordingly, notwithstanding the separate factors summarized below, Houlihan indicated to the Special Committee that it believed that consideration of some of the relevant analyses and factors, without considering all analyses and factors, could create an incomplete or inaccurate view of the evaluation process underlying the Opinion. The analyses performed by Houlihan are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

Houlihan reached its determination in the Opinion by considering five situational factors prior to the Financing Transactions:

(i)the Company faced imminent insolvency;
(ii)certain key funding sources were unavailable to the Company at the time;
(iii)the Company’s debt could not be refinanced at the time;

(iv)bankruptcy would likely wipe out the Company’s existing stockholders; and
(v)the Company had no actionable alternatives available.

Given the unique circumstances for and structure of the Financing Transactions, Houlihan deemed that frequently used quantitative valuation approaches were not applicable to the Opinion. In particular, these methods all assume that the subject company is a going concern, which, given the Company’s imminent insolvency, Houlihan determined was not a fair assumption to make.
Based on the foregoing situational factors in the Opinion, as of the date of the Opinion, the Financing Transactions were fair to the stockholders of the Company (other than the existing stockholders providing the financing in the Financing Transactions), from a financial point of view.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of the Common Stock, our only outstanding class of capital stock, known by us as of the Record Date, by:
•each person or entity known by us to be the beneficial owner of more than 5% of the Common Stock;
•each of our directors;
•each of our named executive officers; and
•all of our directors and executive officers as a group.
Beneficial ownership of the Common Stock is determined in accordance with the rules of the SEC and includes any shares of Common Stock over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of the Record Date. Unless otherwise indicated, applicable percentage ownership in the following table is based on 175,477,267 shares of Common Stock issued and outstanding on the Record Date. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity, all shares underlying warrants or restricted stock units held by such person or entity were deemed outstanding if such warrants are currently exercisable or will become exercisable within 60 days of the Record Date or if such restricted stock units would vest within 60 days of the Record Date. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. As of the Record Date, there were 558 holders of the Common Stock. To our knowledge, none of the shares of Common Stock listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.
Unless otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of voting stock held by them, except to the extent such power may be shared with a spouse.
Unless otherwise indicated, the principal address for each beneficial owner listed is: 880 Harbour Way South, Suite 600, Richmond, California 94804.

	Common Stock Beneficially Owned(1)
Directors and Named Executive Officers	Number of Shares	%
Nathaniel Anschuetz	—	—
Emmanuel Barrois	—	—
Jonathan Bram	—	—
Guthrie Dundas(2)	14,965	*
Elizabeth Eby	—	—
Eileen Evans(3)	10,793	*
Peter Faricy	218,310	*
Jonathan Fieldsend	—	—
Vinayak Hegde	47,325	*
Jennifer Johnston	—	—
Josh Koppelman	—	—
Steven Louden	34,746	*
Jason MacRae(4)	53,405	*
Douglas Richards(5)	87,075	*
Vincent Stoquart	—	—
Thomas Werner(6)	328,293	*
Audrey Zibelman	32,741	*
All Directors and Executive Officers as a Group (16 persons)	499,360	*
Other Persons
BlackRock, Inc.(7)	20,863,746	11.9%
Sol Holding, LLC(8)	129,708,096	59.7%
The Vanguard Group(9)	9,640,768	5.5%
*Less than 1%.
(1)Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest or be exercisable within 60 days of the Record Date are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)Mr. Dundas departed the Company effective September 1, 2023, and his beneficial ownership information is based on information available to the Company as of that date.
(3)Consists of (i) 5,109 shares and (ii) 5,684 shares underlying restricted stock units that vest within 60 days of the Record Date.
(4)Mr. MacRae departed the Company effective December 5, 2023, and his beneficial ownership information is based on information available to the Company as of that date.
(5)Mr. Richards departed the Company effective September 1, 2023, and his beneficial ownership information is based on information available to the Company as of that date.
(6)Consists of (i) 240,829 shares and (ii) 87,464 shares underlying restricted stock units that vested on February 21, 2024.
(7)Based on the information contained in a Schedule 13G/A filed with the SEC on January 23, 2024 by BlackRock, Inc. BlackRock Inc. has sole voting power over 20,478,652 shares of the Common Stock and sole dispositive power over 20,863,746 shares of Common Stock. The principal address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(8)Includes 41,752,640 shares of Common Stock underlying the First Tranche Warrant held by Sol Holding, LLC, which is exercisable within 60 days of the Record Date. Based on the information contained in (i) a Schedule 13D/A filed with the SEC on February 16, 2024 by Global Infrastructure Investors III, LLC, GIP III Sol Acquisition, LLC, GIP III Sol Holdings, L.P., and Global Infrastructure GP III, L.P. and (ii) a Schedule 13D/A filed with the SEC on February 16, 2024 by TotalEnergies SE, TotalEnergies Gestion USA SARL, TotalEnergies Holdings USA, Inc., TotalEnergies Delaware, Inc., TotalEnergies Renewables USA, LLC and Sol Holding, LLC. The foregoing have shared voting power and shared dispositive power over 129,708,096 shares of Common Stock. The principal address of Sol Holding, LLC is 1201 Louisiana St., Suite 1800, Houston, TX 77002.
(9)Based on the information contained in a Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group. The Vanguard Group has shared voting power over 158,015 shares of the Common Stock, sole dispositive power over 9,388,885 shares of the Common Stock and shared dispositive power of 251,883 shares of the Common Stock. The principal address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON
Pursuant to the A&R Affiliation Agreement, Sol Holding, LLC shall be entitled, so long as Sol Holding, LLC collectively owns or is deemed to own 50% or more of the voting power of the Company, to designate six nominees to serve on the Board to the extent there are eleven directors on the Board and five nominees to the extent there are nine directors on the Board (the “Sol Holding Directors”), constituting a majority of our Board. Because of their affiliation with Sol Holding, LLC, the Sol Holding Directors, together with Sol Holding, LLC, have a material interest in the Warrant Issuance.
To ensure there existed no conflict of interest, direct or indirect, in the authorization and approval of the Financing Transactions by the Board, the Board established the Special Committee, consisting entirely of independent directors, with authority to review, consider negotiate and evaluate the Financing Transactions. On February 7, 2024, the Special Committee approved and voted unanimously to recommend that the Board approve the Financing Transactions, including the Warrant Issuance. None of our independent directors on the Special Committee opposed the authorization and approval of the Financing Transactions. None of the directors serving on the Board opposed the Special Committee’s recommendations or voted against the authorization and approval of the Financing Transactions. For more information, see “Background of the Transaction.”
VOTE OBTAINED — DELAWARE LAW
Section 228 of the DGCL generally provides that any action required to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent thereto is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Pursuant to the Nasdaq Stock Market Listing Rules, a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to effectuate the Nasdaq Stockholder Approval.
As of the Record Date, there were 175,477,267 shares of Common Stock issued and outstanding, excluding the shares underlying the First Tranche Warrant. Each holder of Common Stock is entitled to one vote for each share held by such holder. On February 14, 2024, Sol Holding, LLC, the stockholder holding in the aggregate 50.1% of the shares of Common Stock outstanding on such date having the right to vote on the Nasdaq Stockholder Approval, approved the Nasdaq Stockholder Approval.
EFFECTIVE DATE
Pursuant to Rule 14c-2 under the Exchange Act, the above action to effect the Warrant Issuance to the extent that the number of shares of Common Stock to be issued upon exercise would exceed the 19.99% Cap will not be effective until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders. The Company undertakes to deliver promptly and without charge, upon written or oral request, a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the documents was delivered. Security holders sharing an address and electing to receive a single copy or multiple copies of the Information Statement may send a request to change their election to the Company at the following address: SunPower Corporation, 880 Harbour Way South, Suite 600, Richmond, California 94804. Telephone: (408) 240-5500.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the Exchange Act, and file annual, quarterly, and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to you on the SEC’s website at www.sec.gov. Documents we have filed with the SEC are also available on our website through the investors link at investors.sunpower.com. Information contained on our website does not constitute a part of this Information Statement and is not incorporated by reference herein.
You may request a copy of these filings, at no cost, by writing SunPower Corporation at 880 Harbour Way South, Suite 600, Richmond, California 94804 or telephoning the Company at (408) 240-5500. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.
Our Common Stock is traded on the Nasdaq Stock Market LLC under the symbol “SPWR.”
Our transfer agent is Computershare Trust Company, N.A.
INCORPORATION BY REFERENCE
Statements contained in this Information Statement, or in any document incorporated in this Information Statement by reference regarding the contents of other documents, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this Information Statement certain documents we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement, and later information that we file with the SEC, prior to the effective date of the actions set forth herein, will automatically update and supersede that information. We incorporate by reference:
•Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March , 2024; and
•Our Current Reports on Form 8-K filed with the SEC on January 16, 2024, January 19, 2024, February 1, 2024, February 15, 2024 (relating to the Financing Transactions), February 20, 2024, February 27, 2024 and March 4, 2024 (excluding any information furnished pursuant to Item 7.01).
Any person, including any beneficial owner, to whom this Information Statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, as described above in “Where You Can Find More Information.”
You should rely only on information contained in or incorporated by reference in this Information Statement. No persons have been authorized to give any information or to make any representations other than those contained in this Information Statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.
THIS INFORMATION STATEMENT IS DATED MARCH        , 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.
This Information Statement is first being mailed or furnished to stockholders on or about March        , 2024. The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Common Stock.
This Information Statement is provided to the stockholders only for information purposes in connection with the Nasdaq Stockholder Approval pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.
By Order of the Board of Directors:

Dated: March , 2024	SunPower Corporation

/S/ Elizabeth Eby
Name: Elizabeth Eby
Title: Chief Financial Officer